Exhibit 10(u)

HUMANA INC.

RESTRICTED STOCK AGREEMENT

AND AGREEMENT NOT TO SOLICIT

UNDER THE AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) made as of                      by and between HUMANA INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”), and                     , an employee of the Company (hereinafter referred to as “Grantee”).

WITNESSETH:

WHEREAS, the Amended and Restated 2003 Stock Incentive Plan (the “Plan”), for certain employees and non-employee Directors of the Company and its subsidiaries was approved by the Company’s Board of Directors (the “Board”) and stockholders; and

WHEREAS, the Company desires to award to Grantee restricted shares of common stock of the Company in accordance with the Plan.

NOW, THEREFORE, in consideration of the award of restricted stock to Grantee, the premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and Grantee agree as follows:

I. RESTRICTED STOCK GRANT

A. Purchase and Sale of Common Stock. Subject to the terms and conditions hereinafter set forth, and in accordance with the provisions of the Plan, the Company hereby grants to Grantee, and Grantee hereby accepts from the Company                      Shares. The purchase price, if any, for the Shares shall be determined by the Committee, but shall not be less than par value of $.16 2/3 per share.

B. Restrictions on Non-Vested Shares. Until such time as the Shares purchased hereunder have become vested in accordance with Section I.C. (Shares which are not vested are referred to herein as “Restricted Stock”), such Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. In addition, such Restricted Stock shall be subject to forfeiture in accordance with the provisions of Section I.D. Except for the restrictions provided for in this Section I.B., Grantee shall have all of the rights of a stockholder with respect to Restricted Stock including, but not limited to, the right to vote; provided that any cash or in-kind dividends paid with respect to Restricted Stock shall be withheld by the Company and shall be paid to Grantee, without interest, only when, and if, such Restricted Stock shall become vested (“Dividends”).

C. Vesting of Shares.

1. None of the Restricted Stock shall vest until                     , the third anniversary of the date hereof, at which time it shall vest in full.

2. Notwithstanding the foregoing, upon (i) the death or Disability of Grantee, or (ii) a Change in Control, all restrictions shall lapse and all Restricted Stock and Dividends shall thereafter be immediately transferable and non-forfeitable.

3. Upon the Restricted Stock becoming vested, such Shares shall be free of all restrictions provided for in this Section I.

D. Forfeiture. Upon the termination of Grantee’s employment with the Company prior to the time the Restricted Stock has vested pursuant to Section I.C., other than a termination in the event of Grantee’s Retirement, the Restricted Stock and Dividends shall thereupon be forfeited immediately by Grantee. In the event of Grantee’s Retirement, any Restricted Stock with respect to which restrictions have not lapsed as of the date of Retirement shall continue to vest in accordance with Section I.C. as if the Grantee were continuing to provide services to the Company or a Subsidiary, as applicable; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such Restricted Stock held by the Grantee as of the date of Retirement shall immediately lapse.

E. Retention of Stock Certificate. Notwithstanding that Grantee has been awarded the Restricted Stock on the date hereof, the Company has caused all Restricted Stock to be issued in book entry format or under a Certificate representing the Restricted Stock prior to vesting. If a Certificate is issued, it shall bear the following legend:

“The Shares represented by this certificate have been issued pursuant to the terms of the Humana Inc. Amended and Restated 2003 Stock Incentive Plan and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such Shares.”

Upon the vesting of the Restricted Stock, Grantee shall have the right to receive a Certificate evidencing such vested stock, shall receive any Dividends and shall have the right to have the legend provided for above removed from the Certificate representing such vested Shares.

F. Taxes. Federal, state and local income and employment taxes and other amounts as may be required by law to be collected by the Company (“Withholding Taxes”) in connection with the vesting of an Award shall be paid by Grantee prior to the issuance of a Certificate representing the shares. The Company shall, at the Grantee’s election, withhold delivery of Certificates representing a number of Shares with a Fair Market Value as of the vesting date equal to the Withholding Taxes in satisfaction of the Grantee’s obligations hereunder.

II. AGREEMENT NOT TO SOLICIT

A. Agreement Not To Solicit. Grantee hereby covenants and agrees that for a period commencing on the date hereof and ending twelve (12) months after the effective date of Grantee’s termination of employment with the Company, Grantee, directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, material shareholder, investor or principal of, or consultant or independent contractor with, another entity, shall not:

1. Interfere with the relationship of the Company and/or any of its affiliates and any of its employees, agents, representatives, consultants or advisors.

2. Divert, or attempt to cause the diversion from the Company and/or any of its affiliates, any Company Business, nor interfere with relationships of the Company and/or any of its affiliates with its policyholders, agents, brokers, dealers, distributors, marketers, sources of supply or customers.

3. Solicit, recruit or otherwise induce or influence any employee of the Company and/or any of its affiliates to accept employment in any business which competes with the Company Business, in any of the geographic areas in which the Company and/or any of its affiliates is then currently doing Company Business.

B. Definitions.

For purposes of Section II.A, the following definitions apply.

1. “Company Business” shall mean any business related to a service or product offered by the Company and/or any of its affiliates during the two-year period immediately preceding the Grantee’s termination date that Grantee engaged in or rendered any consultation or business advice or other services with respect to, during Grantee’s employment with the Company and/or any of its affiliates.

2 “Geographic area” shall mean any state, commonwealth or territory of the United States or any equivalent entity in any foreign country.

C. Effect of Termination of Employment.

1. In the event Grantee voluntarily resigns or is discharged by Company with Cause at any time prior to the vesting of the Restricted Stock, the prohibitions on Grantee set forth herein shall remain in full force and effect.

2. In the event Grantee is discharged by Company other than with Cause prior to vesting herein of the Restricted Stock, the prohibitions set forth in Section II.A. above shall remain in full force and effect.

3. After the vesting of the Restricted Stock, the prohibitions on Grantee set forth herein shall remain in full force and effect, except as otherwise provided in Section II.C.

D. Effect Of Change In Control. In the event of a Change in Control, the prohibitions on Grantee set forth in Section II.A. shall remain in full force and effect.

E. Governing Law. Notwithstanding any other provision herein to the contrary, the provisions of this Section II of the Agreement, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflicts or choice of laws rules or principles that might otherwise refer construction or interpretation of this Section II to the substantive law of another jurisdiction.

F. Injunctive Relief; Invalidity of Any Provision. Grantee acknowledges that (1) his or her services to the Company are of a special, unique and extraordinary character, (2) his or her position with the Company will place him or her in a position of confidence and trust with respect to the operations of the Company, (3) he or she will benefit from continued employment with the Company, (4) the nature and periods of restrictions imposed by the covenants contained in this Sections II hereof are fair, reasonable and necessary to protect the Company, (5) the Company would sustain immediate and irreparable loss and damage if Grantee were to breach any of such covenants, and (6) the Company’s remedy at law for such a breach will be inadequate. Accordingly, Grantee agrees and consents that the Company, in addition to the recovery of damages and all other remedies available to it, at law or in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Grantee of any covenant contained in Section II hereof. If any provision of this Section II is determined by a court of competent jurisdiction to be invalid in whole or in part, it shall be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law, and as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

III. MISCELLANEOUS PROVISIONS

A. Binding Effect & Adjustment. This Agreement shall be binding and conclusive upon each successor and assign of the Company. Grantee’s obligations hereunder shall not be assignable to any other person or entity. It is the intent of the parties to this Agreement that the benefits of any appreciation of the underlying Common Stock during the term of the Award shall be preserved in any event, including but not limited to a recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, spin-off or similar transaction, or other change in corporate structure affecting the Shares, as more fully described in Section 4.6 of the Plan. All obligations imposed upon Grantee and all rights granted to Grantee and to the Company shall be binding upon Grantee’s heirs and legal representatives.

B. Amendment. This Agreement may only be amended by a writing executed by each of the parties hereto.

C. Governing Law. Except as to matters of federal law and as otherwise provided herein, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. This Agreement shall also be governed by, and construed in accordance with, the terms of the Plan.

D. No Employment Agreement. Nothing herein confers on the Grantee any rights with respect to the continuance of employment or other service with the Company, nor will it interfere with any right the Company would otherwise have to terminate or modify the terms of Grantee’s employment or other service at any time.

E. Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify this Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Agreement shall remain in full force and effect.

F. Defined Terms. Any term used herein and not otherwise defined herein shall have the same meaning as in the Plan. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any disputes or questions of right or obligation which shall result from or relate to any interpretation of this Agreement shall be determined by the Committee. Any such determination shall be binding and conclusive upon Grantee and any person or persons claiming through Grantee as to any rights hereunder.

G. Execution. If Grantee shall fail to execute this Agreement, either manually with a paper document, or through the online grant agreement procedure with the Company’s designated broker–dealer, and, if manually executed, return the executed original to the Secretary of the Company, the Award shall be null and void. The choice of form will be at the Company’s discretion.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has executed this Agreement, each as of the day first above written.

“Company”

ATTEST:	HUMANA INC.

BY:	BY:
[Name]	[Name]
[Title]	[Title]

“Grantee”

[Name]